EXHIBIT 21.1
SUBSIDIARIES OF SUPER MICRO COMPUTER, INC.

As of June 30, 2026

Name of Subsidiaries State of Incorporation

Super Micro Computer B.V.	The Netherlands
Super Micro Computer Holdings B.V.	The Netherlands
Super Micro Computer International Inc.	Cayman Islands
Super Micro Computer Limited	England and Wales
Super Micro Management Consulting Inc.	Taiwan
Super Micro Computer, Inc. Taiwan	Taiwan
Super Micro Computer US LLC	United States of America
Super Micro Computer Malaysia Sdn Bhd	Malaysia
Supermicro KK	Japan
Supermicro Technology (Beijing) Co., Ltd.	China
Super Micro Computer SARL	France
Super Micro Computer GmbH	Germany
Super Micro Computer Arabia Ltd.	Saudi Arabia
Super Micro Computer Singapore Pte. Ltd.	Singapore
Super Micro Computer Korea Limited	South Korea
Super Micro Computer Spain, S.L.	Spain
Super Micro Computer, S.R.L.	Italy
Super Micro Computer Middle East FZ-LLC	United Arab Emirates
Super Micro Computer Mexico, S. de. R.L.de C.V.	Mexico
Super Micro Computers Systems Pvt. Ltd.	India
Super Micro Computer Federal LLC	United States of America
Super Micro Computer Canada Inc.	Canada
Super Micro Computer Australia Pty. Ltd.	Australia
Advanced Business Computer.AI	United States of America